Exhibit 10.1

Third Amendment to Lease Agreement

This Third Amendment to Lease Agreement (“Amendment”) is dated as of April 18, 2018, and amends that certain Standard Industrial/Commercial Single-Tenant Lease - Net, dated April 21, 2008 (the “Original Lease”) by and between Surgi-Vision, Inc. (whose name has been changed to MRI Interventions, Inc.), (Lessee”), and Shaw Investment Company, LLC (“Lessor”) as further amended by Amendments dated March 26, 2012 and February 24, 2015. The Original Lease concerns that certain property known as 5 Musick, Irvine, California. Initially capitalized terms used and not defined herein shall have the meanings given them in the Original Lease.

Lessor and Lessee now desire to amend the Lease to reflect their agreement with respect to the following:

The current Lease te1m expires on September 30, 2018. Lessee wishes to extend the term of the Lease by five (5) years commencing October 1, 2018 and terminating September 30, 2023. The base rent shall be:

October 1, 2018 through September 30, 2019	$8,514.60
October 1, 2019 through September 30, 2020	$8,770.04
October 1, 2020 through September 30, 2021	$9.033.14
October 1, 2021 through September 30, 2022	$9,304.13
October 1, 2022 through September 20, 2023	$9,583.26

The base rent for months two (2) and three (3) shall be rent free.

Lessee shall deposit additional funds so as to make the Security Deposit equal to the last month’s rent for the extended term.

Lessor shall, at Lessor’s sole cost provide a Tenant Improvement Allowance in the amount of Fifteen Thousand Dollars, ($15,000.00) available to Lessee for reimbursement of space planning, programming, interior design, design development drawings, construction drawings, electrical/mechanical/plumbing/engineering drawings, reimbursable expenses, city permits, approval fees, construction administration, construction, all profit, overhead and general conditions. Lessee shall provide Lessor or Lessor’s representative with the scope of work to be completed. Lessee shall be required to receive approval from Lessor prior to the commencement of the work. Lessor’s approval shall not be unreasonably withheld. Upon completion of work, Lessee will submit invoices from a licensed general contractor and Lessor’s verification of the completion of the work for distribution of Tenant Improvement Allowance. Allowance will be due within thirty (30) days of submission of invoices and Lessor’s verification of completion of work.

So long as Lessee is not in default under the terms of the Lease, and with not more than nine (9) months and no less than six (6) months prior written notice, Lessee shall have the option to renew the Lease for two (2) additional periods of five (5) years each. The rent during the option term shall be 100% of the then Fair Market Value for similar type properties in the general market area. In no event will the new rent for the option period(s) be less than the base rent for the final month of the expiring term.

Except as amended hereby, and in prior Amendment(s) to the Lease, the Original Lease remains in full force and effect in accordance with its terms. In the event of any conflict between the provisions of the Original Lease and the Amendment(s), the provisions of this Amendment shall control. This Third Amendment shall be governed by California law and may be executed in counterparts, and all counterparts shall constitute but one and the same document.

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IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the day first above written.

Lessor:	Lessee:

Shaw Investment Company, LLC,	MRI Interventions, Inc.

By /s/ Charles E. Crookall	By Harold A. Hurwitz

Title Managing Member Date May 7, 2018	Title Chief Financial Officer Date April 18, 2018